VERA BRADLEY ANNOUNCES FOURTH QUARTER FISCAL YEAR 2026 RESULTS AND LEADERSHIP APPOINTMENTS

Fourth quarter results reflect meaningful progress in transformation journey
Ian Bickley appointed Chairman and Chief Executive Officer
Chief Financial Officer Martin Layding appointed Chief Operating and Financial Officer
Initiating Fiscal 2027 Guidance

FORT WAYNE, Ind., March 12, 2026 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced key leadership appointments and its financial results for the fourth quarter and fiscal year ended January 31, 2026 (“Fiscal 2026”).

Leadership Appointments
Today the Board of Directors appointed Ian Bickley as Chairman and Chief Executive Officer of Vera Bradley. For the past eight months, Mr. Bickley has served as Executive Chairman and has been deeply involved in accelerating Vera Bradley’s transformation, including the development of the Project Sunshine initiative, the recruitment of key talent, and a renewed focus on agility and operational excellence.

“After an extensive search, the Board is delighted that Ian has accepted this important role. He brings deep and relevant strategic and operational experience in building and transforming global brands, including executive roles at Coach and on the Boards of Crocs, Brilliant Earth and Natura. He has already made a significant impact on the business, the talent and the organization,” said Andrew Meslow, lead Independent Director of Vera Bradley.

The Board also appointed Martin Layding as Chief Operating and Financial Officer. Mr. Layding joined Vera Bradley as Chief Financial Officer in June 2025.

“I’m thrilled with the opportunity to lead the next chapter of this iconic and storied brand. I look forward to continuing to work with the Board and exceptional management team at Vera Bradley,” commented Mr. Bickley.

Fourth Quarter and Fiscal Year 2026
“We are pleased to report that our fourth quarter results reflect meaningful progress in our transformation journey,” said Ian Bickley, Chairman and Chief Executive Officer of Vera Bradley. “Returning to profitability for the first time in over a year, combined with our third consecutive quarter of sequential improvement in the Direct channel, gives us confidence that Project Sunshine is beginning to resonate with our customers. With Direct channel revenues declining just 2.6% versus prior year, and our fiscal 2027 first quarter tracking positive, we are seeing encouraging signs of stabilization.”

Bickley continued, “The Board’s decision to name me permanent CEO and expand Marty’s role to Chief Operating and Financial Officer reflects our shared confidence in the path forward. We have been fortunate to bring together talented leaders across merchandising, marketing, digital commerce, wholesale, and stores. The positive response to the return of beloved styles like the original 100 Bag, along with strong double-digit positive comp growth in our brand channels for the second consecutive quarter, suggests we’re making progress with our product assortment.”

“We recognize there’s still considerable work ahead, but we are encouraged by our return to profitability, the sequential improvements we have seen, and the strong liquidity position entering the new fiscal year. With reestablished guidance, demonstrating greater visibility in our business, we are looking forward to building on this momentum and working toward sustainable long-term growth, profitability and cash flow generation under Project Sunshine,” concluded Bickley.

Summary of Fourth Quarter Financial Performance
Consolidated net revenues from continuing operations totaled $84.9 million compared to $86.4 million in the prior year fourth quarter ended February 1, 2025.

Vera Bradley, Inc.’s net income from continuing operations totaled $2.7 million, or $0.09 per diluted share. On a non-GAAP basis, net income from continuing operations totaled $2.5 million, or $0.09 per diluted share.

For the prior year fourth quarter, net loss from continuing operations totaled ($20.0) million, or ($0.72) per diluted share. On a non-GAAP basis, net loss from continuing operations totaled ($5.4) million, or ($0.19) per diluted share.

Summary of Fiscal Year 2026 Financial Performance
Consolidated net revenues totaled $269.7 million, compared to $318.8 million for Fiscal 2025.

Net loss from continuing operations totaled ($32.7) million, or ($1.17) per diluted share. GAAP results from continuing operations for the year were significantly affected by a $5.2 million inventory write-down related to a strategic product shift toward cotton and heritage prints, along with a $4.0 million write-off of television media credits which were acquired to support the Company’s Project Restoration efforts and won’t be fully utilized with the focus on digital and performance marketing. On a non-GAAP basis, net loss from continuing operations totaled ($16.4) million, or ($0.59) per diluted share.

For the prior fiscal year, net loss from continuing operations totaled ($33.4) million, or ($1.15) per diluted share. On a non-GAAP basis, net loss from continuing operations totaled ($13.1) million, or ($0.45) per diluted share.

Fourth Quarter Details
Direct segment revenues totaled $74.5 million, a 2.6% decrease from $76.5 million in the prior year fourth quarter. Comparable sales declined 0.7%, driven by traffic and conversion declines predominately in outlet stores, partially offset by increased ecommerce revenues compared to prior year fourth quarter. Revenues were negatively impacted by winter storm Fern by approximately $0.4 million. During the fourth quarter, the Company closed two underperforming full-line stores.

Indirect segment revenues totaled $10.4 million, a 4.9% increase from $9.9 million in the prior year fourth quarter. The increase was driven by a large wholesale spring collaboration to be announced at a future date.

Consolidated gross profit totaled $40.6 million, or 47.8% of net revenues, compared to $39.7 million, or 45.9% of net revenues, in the prior year. On a non-GAAP basis, consolidated gross profit totaled $40.5 million, or 47.8% of net revenues, compared to $40.4 million, or 46.8% of net revenues, in the prior year. The increase in consolidated gross profit as a percentage of net revenues resulted from lower promotional activity in the outlet channel and freight cost savings, partially offset by lower margin sales associated with last year’s Project Restoration inventory, as well as incremental duty costs.

Consolidated SG&A expense totaled $38.2 million, or 45.0% of net revenues, compared to $52.2 million, or 60.5% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $37.3 million, or 43.9% of net revenues, compared to $47.9 million, or 55.4% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from continued cost reduction initiatives, marketing expense reductions and phasing throughout the year, and reduced lease costs.

Operating income from continuing operations totaled $2.7 million, or 3.2% of net revenues, compared to an operating loss from continuing operations of ($12.4) million, or (14.4%) of net revenues, in the prior year fourth quarter. On a non-GAAP basis, consolidated operating income totaled $3.6 million, or 4.2% of net revenues, compared to an operating loss from continuing operations of ($7.3) million, or (8.5%) of net revenues, in the prior year fourth quarter.

By segment:
•Direct operating income was $11.8 million, or 15.9% of Direct net revenues, compared to $5.7 million, or 7.5% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $11.9 million, or 15.9% of Direct revenues, compared to $6.4 million, or 8.4% of Direct net revenues, in the prior year.

•Indirect operating income was $3.5 million, or 34.0% of Indirect net revenues, compared to $0.8 million, or 7.9% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $3.5 million, or 34.1% of Indirect net revenues, compared to $2.0 million, or 20.3% of Indirect net revenues, in the prior year.

Fiscal Year 2026 Details
Direct segment revenues totaled $227.8 million, an 11.6% decrease from $257.6 million in the prior year. Comparable sales declined 11.6%, and the Company permanently closed twelve full-line stores and one outlet store, while opening two full-line stores in the last twelve months.

Indirect segment revenues totaled $41.9 million, a 31.6% decrease from $61.2 million in the prior year. The decrease was primarily related to a decline in specialty and key account orders, as well as a decrease in liquidation sales.

Consolidated gross profit totaled $125.0 million, or 46.4% of net revenues, compared to $158.8 million, or 49.8% of net revenues, in the prior year. On a non-GAAP basis, gross profit totaled $126.4 million, or 46.9% of net revenues, compared to $160.5 million, or 50.3% of net revenues, in the prior year. The decrease in consolidated gross profit as a percentage of net revenues was driven by the write-off of last year’s Project Restoration inventory, partially offset by improved product margins across channels driven by more favorable promotional activity and pricing, offsetting the impact of tariffs.

Consolidated SG&A expense totaled $158.1 million, or 58.6% of net revenues, compared to $188.5 million, or 59.1% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $149.3 million, or 55.4% of net revenues, compared to $179.8 million, or 56.4% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives, reduced headcount, and a reduction in variable expenses.

Operating loss from continuing operations totaled ($31.9) million, or (11.8%) of net revenues, compared to ($28.8) million, or (9.0%) of net revenues, in the prior year. On a non-GAAP basis, the Company’s current year consolidated operating loss from continuing operations was ($21.7) million, or (8.0%) of net revenues, compared to ($18.5) million, or (5.8%) of net revenues, in the prior year.

By segment:
•Direct operating income was $18.3 million, or 8.0% million of Direct net revenues, compared to $25.2 million, or 9.8% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $20.8 million, or 9.1% of Direct net revenues, compared to $29.5 million, or 11.5% of Direct net revenues, in the prior year.
•Indirect operating income was $8.6 million, or 20.5% of Indirect net revenues, compared to $15.4 million, or 25.2% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $8.8 million, or 21.0% of Indirect net revenues, compared to $17.4 million, or 28.4% of Indirect net revenues, in the prior year.

Balance Sheet
Cash and cash equivalents as of January 31, 2026 totaled $18.5 million compared to $28.6 million at the prior fiscal year end. The Company had no borrowings on its asset-based lending (“ABL”) facility at year end.

Total Fiscal 2026 year-end inventory was $76.0 million, including the impact of the $5.2 million aforementioned inventory reserve, compared to $91.4 million at the prior fiscal year end.

Net capital spending for the fiscal year ended January 31, 2026 totaled $3.3 million compared to $10.4 million in the prior year and was driven by new store openings along with investments associated with Project Restoration that occurred in the prior year.

Fiscal Year 2027 Guidance
Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP as they exclude the previously disclosed charges for severance, consulting and professional fees primarily associated with strategic initiatives, professional fees associated with the sale of Pura Vida, PPE impairment, transformation initiatives, PO cancellation fees, and inventory write-offs associated with the sale of Pura Vida.
•The Company continues to focus on stabilizing the business and plans for sales to be in the range of $255 million to $270 million.
•The guided sales range incorporates not holding the Company’s annual outlet sale event and rebuilding of the wholesale business under new leadership, while also placing less emphasis on liquidation channels.
•Due to continued operational focus, the Company anticipates improvements in gross profit and SG&A rates, enabling operating loss improvement by 40% or better versus the prior year loss of ($21.7) million.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers
The current year non-GAAP fourth quarter and fiscal year income statement numbers referenced below exclude the previously outlined charges for severance, consulting and professional fees primarily associated with strategic initiatives, professional fees associated with the sale of Pura Vida, PPE impairment, transformation initiatives, PO cancellation fees, and inventory write-offs associated with the sale of Pura Vida, and the income tax effect related to these items. The prior year fourth quarter and fiscal year income statement numbers referenced below exclude the previously outlined charges for severance, PPE impairment, last year’s Project Restoration initiatives, software abandonment, consulting and professional fees primarily associated with strategic initiatives, one-time vendor charges, and the income tax effect related to these items.

The Company’s management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating income (loss) from continuing operations; net income (loss) from continuing operations; and diluted net income (loss) from continuing operations per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information
A conference call to discuss results for the fourth quarter and fiscal year financial results is scheduled for today, Thursday, March 12, 2026, at 8:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Company’s website, Investor Relations | Vera Bradley Designs Inc. Alternatively, interested parties may dial into the call at (877) 407-0779. A replay will be available shortly after the conclusion of the call and remain available through March 26, 2026. To access the recording, listeners should dial (844) 512-2921 and enter the access code 13758311.

About Vera Bradley, Inc.
Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Vera Bradley Direct (“VB Direct”) and Vera Bradley Indirect (“VB Indirect”). The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2025. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:

Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 31, 2026	February 1, 2025
Assets
Current assets:
Cash and cash equivalents	$18,513	$28,628
Accounts receivable, net	17,301	13,797
Inventories	75,951	91,430
Short-term contingent consideration	1,605	—
Income taxes receivable	317	584
Prepaid expenses and other current assets	6,034	8,072
Current assets of discontinued operations	—	22,361
Total current assets	119,721	164,872
Operating right-of-use assets	63,233	74,841
Property, plant, and equipment, net	46,358	52,555
Long-term contingent consideration	230	—
Other assets	4,463	9,048
Long-term assets of discontinued operations	—	5,374
Total assets	$234,005	$306,690
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,235	$17,198
Accrued employment costs	5,394	6,527
Short-term operating lease liabilities	18,620	19,024
Other accrued liabilities	10,185	9,221
Income taxes payable	16	—
Current liabilities of discontinued operations	—	6,023
Total current liabilities	50,450	57,993
Long-term operating lease liabilities	51,914	66,307
Other long-term liabilities	2	47
Long-term liabilities of discontinued operations	—	3,388
Total liabilities	102,366	127,735
Shareholders’ equity:
Additional paid-in capital	116,152	115,515
Retained earnings	172,439	220,279
Accumulated other comprehensive loss	(132)	(19)
Treasury stock	(156,820)	(156,820)
Total shareholders’ equity of Vera Bradley, Inc.	131,639	178,955
Total liabilities and shareholders’ equity	$234,005	$306,690

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net revenues	$84,888	$86,361	$269,651	$318,795
Cost of sales	44,301	46,689	144,614	159,957
Gross profit	40,587	39,672	125,037	158,838
Selling, general, and administrative expenses	38,226	52,215	158,142	188,462
Other income, net	350	128	1,193	832
Operating income (loss) from continuing operations	2,711	(12,415)	(31,912)	(28,792)
Interest (expense) income, net	(197)	48	(462)	752
Income (loss) from continuing operations before income taxes	2,514	(12,367)	(32,374)	(28,040)
Income tax (benefit) expense	(143)	7,603	303	5,339
Net income (loss) from continuing operations	2,657	(19,970)	(32,677)	(33,379)
Loss from discontinued operations, net of income tax	—	(27,003)	(15,163)	(28,809)
Net income (loss)	$2,657	$(46,973)	$(47,840)	$(62,188)

Basic weighted-average shares outstanding	27,961	27,723	27,902	28,935
Diluted weighted-average shares outstanding	28,758	27,723	27,902	28,935

Basic net income (loss) per share:
Continuing operations	$0.10	$(0.72)	$(1.17)	$(1.15)
Discontinued operations	$—	$(0.97)	$(0.54)	$(1.00)
Basic net income (loss) per share	$0.10	$(1.69)	$(1.71)	$(2.15)
Diluted net income (loss) per share:
Continuing operations	$0.09	$(0.72)	$(1.17)	$(1.15)
Discontinued operations	$—	$(0.97)	$(0.54)	$(1.00)
Diluted net income (loss) per share	$0.09	$(1.69)	$(1.71)	$(2.15)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	January 31, 2026	February 1, 2025
Cash flows from operating activities
Net loss	$(47,840)	$(62,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	7,765	8,531
Amortization of operating right-of-use assets	20,228	20,430
Intangible asset impairment	—	6,237
Other impairment charges	1,048	2,557
Amortization of intangible assets	—	1,336
Provision for doubtful accounts	128	31
Stock-based compensation	870	3,676
Deferred income taxes	—	20,355
Loss on sale of business	15,163	—
Other non-cash charges, net	85	34
Changes in assets and liabilities:
Accounts receivable	(4,343)	2,289
Inventories	15,821	8,270
Prepaid expenses and other assets	6,386	773
Accounts payable	(2,119)	5,574
Income taxes	283	(763)
Operating lease liabilities, net	(23,336)	(23,872)
Accrued and other liabilities	(110)	(7,372)
Net cash used in operating activities	(9,971)	(14,102)
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,290)	(10,373)
Proceeds from sale of business, net of cash disposed	1,754	—
Net cash used in investing activities	(1,536)	(10,373)
Cash flows from financing activities
Tax withholdings for equity compensation	(233)	(751)
Repurchase of common stock	—	(21,764)
Borrowings under asset-based revolving credit agreement	15,000	—
Repayment of borrowings under asset-based revolving credit agreement	(15,000)	—
Net cash used in financing activities	(233)	(22,515)
Effect of exchange rate changes on cash and cash equivalents	(113)	53
Net decrease in cash and cash equivalents	(11,853)	(46,937)
Cash and cash equivalents, beginning of period	30,366	77,303
Cash and cash equivalents, end of period	$18,513	$30,366

Vera Bradley, Inc.
Fourth Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 31, 2026
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income from continuing operations	$2,657
Severance(1)	560
Transformation initiatives(2)	268
Consulting and professional fees(2)	97
PO cancellation fees(3)	(50)
Income tax adjustments(4)	(1,024)
Net income from continuing operations - Non-GAAP	2,508
Diluted net income per share from continuing operations - Non-GAAP	$0.09
(1) $2 recorded in cost of goods sold and $558 recorded in selling, general, and administrative ("SG&A") expenses
(2) Recorded in SG&A expenses
(3) Recorded in cost of goods sold
(4) Adjusted net income from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated corporate expenses	Total
Operating income (loss) from continuing operations	$11,837	$3,527	$(12,653)	$2,711
Severance	2	—	558	560
Transformation initiatives	56	16	196	268
Consulting and professional fees	—	—	97	97
PO cancellation fees	(43)	(7)	—	(50)
Operating income (loss) from continuing operations - Non-GAAP	$11,852	$3,536	$(11,802)	$3,586

Vera Bradley, Inc.
Fourth Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended February 1, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(19,970)
Severance(1)	2,834
Software abandonment(2)	1,093
Consulting and professional fees(3)	549
PPE impairment charges(2)	376
Project Restoration(2)	240
Income tax adjustments(4)	9,495
Net loss from continuing operations - Non-GAAP	(5,383)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.19)
(1) $697 recorded in cost of goods sold and $2,137 recorded in SG&A expenses
(2) Recorded in SG&A expenses
(3) $65 recorded in cost of goods sold and $484 recorded in SG&A expenses
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated corporate expenses	Total
Operating income (loss) from continuing operations	$5,710	$777	$(18,902)	$(12,415)
Severance	213	935	1,686	2,834
Software abandonment	—	—	1,093	1,093
Consulting and professional fees	109	54	386	549
PPE impairment charges	376	—	—	376
Project Restoration	—	240	—	240
Operating income (loss) from continuing operations - Non-GAAP	$6,408	$2,006	$(15,737)	$(7,323)

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 31, 2026
(in thousands, except per share amounts)
(unaudited)

Fifty-Two Weeks Ended
Net loss from continuing operations	$(32,677)
Severance(1)	4,480
Consulting and professional fees(2)	1,726
Professional fees associated with sale of Pura Vida(3)	1,207
PPE impairment charges(3)	1,048
Transformation initiatives(3)	939
PO cancellation fees(4)	587
Inventory write-off associated with sale of Pura Vida(4)	250
Income tax adjustments(5)	6,059
Net loss from continuing operations - Non-GAAP	(16,381)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.59)
(1)$2 recorded in cost of goods sold and $4,478 recorded in SG&A expenses
(2) $554 recorded in cost of goods sold and $1,172 recorded in SG&A expenses
(3) Recorded in SG&A expenses
(4) Recorded in cost of goods sold
(5) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Fifty-Two Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated corporate expenses	Total
Operating income (loss) from continuing operations	$18,322	$8,582	$(58,816)	$(31,912)
Severance	17	—	4,463	4,480
Consulting and professional fees	608	78	1,040	1,726
Professional fees associated with sale of Pura Vida	—	—	1,207	1,207
PPE impairment charges	1,048	—	—	1,048
Transformation initiatives	98	27	814	939
PO cancellation fees	504	83	—	587
Inventory write-off associated with sale of Pura Vida	214	36	—	250
Operating income (loss) from continuing operations - Non-GAAP	$20,811	$8,806	$(51,292)	$(21,675)

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 1, 2025
(in thousands, except per share amounts)
(unaudited)

Fifty-Two Weeks Ended
Net loss from continuing operations	$(33,379)
Severance(1)	3,871
PPE impairment charges(2)	2,439
Project Restoration(2)	1,239
Software abandonment(2)	1,093
Consulting and professional fees(3)	929
One-time vendor charges(4)	747
Income tax adjustments(5)	9,947
Net loss from continuing operations - Non-GAAP	(13,114)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.45)
(1) $808 recorded in cost of goods sold and $3,063 recorded in SG&A expenses
(2) Recorded in SG&A expenses
(3) $65 recorded in cost of goods sold and $864 recorded in SG&A expenses
(4) Recorded in cost of goods sold
(5) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Fifty-Two Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated corporate expenses	Total
Operating income (loss) from continuing operations	$25,240	$15,414	$(69,446)	$(28,792)
Severance	534	1,166	2,171	3,871
PPE impairment charges	2,439	—	—	2,439
Project Restoration	477	762	—	1,239
Software abandonment	—	—	1,093	1,093
Consulting and professional fees	109	54	766	929
One-time vendor charges	747	—	—	747
Operating income (loss) from continuing operations - Non-GAAP	$29,546	$17,396	$(65,416)	$(18,474)

Vera Bradley, Inc.
Free Cash Usage Reconciliation
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 31, 2026	February 1, 2025
Net cash used in operating activities	$(9,971)	$(14,102)
Purchases of property, plant, and equipment	(3,290)	(10,373)
Free cash usage	$(13,261)	$(24,475)